UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 28, 2009

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts  02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:
(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2009, Genzyme Corporation and its subsidiary Genzyme Therapeutics Product Limited Partnership (collectively, “Genzyme”) and Hospira Worldwide, Inc. (“Hospira”) entered into an agreement (the “Agreement”) for Hospira to perform fill and finish manufacturing services for Genzyme’s products Cerezyme, Fabrazyme, Myozyme and Thyrogen (collectively, the “Products”).  Under the Agreement, Genzyme and Hospira will initially pursue technical transfer activities necessary for regulatory approval and commercial manufacture of the Products.  Hospira’s obligations to perform the fill and finish manufacturing services for the Products are dependent upon Genzyme obtaining all necessary regulatory approvals.

The initial term of the Agreement expires on December 31, 2015 and will be automatically extended for additional terms of two years, unless terminated earlier in accordance with the terms of the Agreement.  The Agreement may be terminated (i) by either party if the party determines that the technical transfer of the Products is not technically feasible using commercially reasonable efforts, (ii) by either party if Hospira’s manufacturing facility has not received regulatory approval from the FDA in connection with any Product by July 1, 2011, (iii) by either party upon the bankruptcy or insolvency of the other party, (iv) by Hospira if Genzyme breaches certain provisions of the agreement and does not cure the breach, or (v) by Genzyme under certain circumstances following the loss or damage to Products above a certain aggregate amount.  The parties also have other agreements for Hospira to provide fill and finish manufacturing services for certain Genzyme products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: January 4, 2010	By:	/s/ Thomas J. DesRosier
Thomas J. DesRosier
Senior Vice President, General Counsel and Chief Legal Officer